FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. BREAKS GROUND
ON 930-UNIT CANADIAN SELF-STORAGE FACILITY

Five-building, Class A Complex Scheduled to be Completed in Late 2013

BRAMPTON, Ontario - September 27, 2012 - Strategic Storage Trust, Inc. (SSTI), a publicly registered non-traded REIT targeting the self-storage market, has started construction on a Class A self-storage facility located on 4.36 acres totaling approximately 800 units. Back in 2011, SSTI purchased the 6.53-acre land site for approximately $5.1 million (CAD). SSTI successfully sold 2.17 acres of the 6.53-acres to a local retail developer for approximately $2 million. The 100,100 net rentable square foot facility will be branded under the SmartStop® Self Storage trade name.

"This site is ideal for a new self-storage facility due to its prime access to nearby highways along a major retail road like Queen St," said H. Michael Schwartz, SSTI's chairman and CEO. "One of our long-term goals is to continue to expand our self-storage portfolio in Canada."

The five-building site is located just west of Hwy 427 between Queen St. and Brewster Rd. near the intersection of The Gore Rd. and Queen St.

"This highly sought after retail corridor is severely underserved by self-storage providers," said Reade DeCurtins, senior partner at Budget Development. "This location is in the heart of East Brampton's dynamic residential growth and will be convenient to most Brampton and Vaughan residents."

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace.  SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 100 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 65,000 self-storage units and 8.1 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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Genevieve Anton
Principal
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